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                                   EXHIBIT 4.6

                                   BELDEN INC.

                          2003 LONG-TERM INCENTIVE PLAN

1.       PURPOSE

The purpose of the 2003 Long-Term Incentive Plan of Belden Inc. (the "Plan") is to promote the long-term financial interests of Belden Inc. (the "Company"), including its growth and performance, by encouraging employees of the Company and its subsidiaries to acquire an ownership position in the Company, enhancing the ability of the Company to attract and retain employees of outstanding ability, and providing employees with an interest in the Company parallel to that of the Company's stockholders.

2.       DEFINITIONS

         2.1 "Administrative Policies" means the administrative policies and procedures adopted and amended from time to time by the Committee to administer the Plan.

         2.2 "Award" means any form of stock option, stock appreciation right, restricted stock award, or performance share granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

         2.3 "Award Agreement" means a written agreement with respect to an Award between the Company and a Participant establishing the terms, conditions, restrictions and limitations applicable to an Award. To the extent an Award Agreement is inconsistent with the terms of the Plan, the Plan shall govern the rights of the Participant thereunder.

         2.4      "Board" shall mean the Board of Directors of the Company.

         2.5 "Change of Control" means a change in control of the Company of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; provided that, without limitation and whether or not required to be so reported, a Change of Control shall be deemed to have occurred at such time as (i) any Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company), (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity at

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least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition, or
(iv) there is consummated a merger or consolidation of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company's then outstanding securities.

         2.6 "Change of Control Price" means the higher of (i) the Fair Market Value on the date of determination of the Change of Control or (ii) the highest price per share actually paid for the Common Stock in connection with the Change of Control of the Company.

         2.7 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         2.8 "Committee" means the Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan, provided that each member of the Committee qualifies as an "outside director" within the meaning of Section 162(m) of the Code and a "Non-Employee Director" within the meaning of Rule 16b-3 of the Exchange Act, and meets such other qualifications as may be required by law, by relevant stock exchange rules or by the Board.

         2.9 "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

         2.10 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         2.11 "Executive Officer" means an executive officer as defined in Rule 3b-7 promulgated under the Exchange Act.

         2.12 "Fair Market Value" of a share of Common Stock, as of any date, means the average of the high and low sales prices of a share of Common Stock as reported on the Stock Exchange composite tape on the applicable date or, if no sales of Common Stock were made on the Stock Exchange on that date, then the average of the high and low sales prices as reported on the composite tape for the preceding day on which sales of Common Stock were made.

         2.13 "Participant" means an officer or employee of the Company or its subsidiaries who is selected by the Committee to participate in the Plan, and nonemployee directors of the Company to the extent provided in Section 11 hereof.

         2.14 "Performance Goals" or "Targets" in respect to Awards of Performance Shares are defined as the performance criterion or criteria established by the Committee, pursuant to Section 10.3 hereof.

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         2.15     "Performance Period" shall mean that period established by the
Committee at the time any Performance Shares are granted, provided that a Performance Period shall be a minimum of one year.

         2.16 "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

         2.17 "Section 162(m)" means Section 162(m) of the Code and the regulations promulgated thereunder.

         2.18 "Stock Exchange" means the New York Stock Exchange or, if the Common Stock is no longer traded on the New York Stock Exchange, then such other market price reporting system on which the Common Stock is traded or quoted as designated by the Committee after it determines that such other exchange is both reliable and reasonably accessible.

3.       ADMINISTRATION

         3.1 The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority of a quorum shall be the acts of the Committee.

         3.2 Subject to the provisions of the Plan, the Committee (i) shall select the Participants, determine the type, size, terms and provisions of Awards to be made to Participants, and determine the shares or share units subject to Awards, and (ii) shall have the authority to interpret the Plan, to establish, amend, and rescind any Administrative Policies, to determine the terms and provisions of any Award Agreements or other agreements entered into hereunder, to modify the terms and provisions of any Award that has been granted, to determine the time when Awards will be granted, to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive; provided, however, that no action shall be taken which will prevent Awards granted under the Plan from meeting the requirements for exemption from Section 16(b) of the Exchange Act, or subsequent comparable statute, as set forth in Rule 16b-3 under the Exchange Act or any subsequent comparable rule; and, provided further, that no action shall be taken which will prevent Awards hereunder that are intended to provide "performance-based compensation," within the meaning of Section 162(m), from doing so.

         3.3 In order to enable Participants who are foreign nationals or employed outside the United States, or both, to receive Awards under the Plan, the Committee may adopt such

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amendments, Administrative Policies, subplans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan.

         3.4 Notwithstanding the powers and authorities of the Committee set forth in this Section 3, the Committee shall not permit the repricing of stock options by any method, including by cancellation and reissuance.

4.       ELIGIBILITY

         All employees of the Company and its subsidiaries who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Committee, are eligible to be Participants in the Plan. Participants may receive one or more Awards under the Plan. Directors of the Company other than directors who are employees of the Company shall be eligible only to receive stock options pursuant to Section 11 hereof.

5.       SHARES SUBJECT TO THE PLAN

         5.1 The aggregate number of shares of Common Stock available for grants of Awards under the Plan shall be 800,000, of which no more than 240,000 shall be available for grants as non-stock option Awards, subject to the adjustments provided for in Section 15 hereof. Shares of Common Stock subject to an Award that expires unexercised or that is forfeited, terminated or cancelled, in whole or in part, or (except as otherwise provided herein) is paid in cash in lieu of Common Stock, shall thereafter again be available for grant under the Plan. Similarly, shares of Common Stock that are tendered to the Company in the exercise of Awards, and shares of Common Stock that are retained by the Company to satisfy tax withholding obligations pursuant to Section 16 hereof, shall be available for grant under the Plan. Shares of Common Stock issued under the Plan may be authorized and unissued shares or treasury shares, as the Company may from time to time determine; provided, however, that unless and until the Plan is approved by the Company's shareholders, only treasury shares shall be issued hereunder. Any shares of Common Stock issued by the Company in respect of the assumption or substitution of outstanding awards from a corporation or other business entity acquired by the Company shall not reduce the number of shares of Common Stock available for Awards under the Plan. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate under Rule 16b-3 issued pursuant to the Exchange Act.

         5.2 The Committee shall not grant to any one Participant in any calendar year Awards involving in excess of 200,000 shares of Common Stock.

6.       AWARDS

         Awards under the Plan may consist of one or more of the following types (either alone or in any combination): stock options (either incentive stock options within the meaning of Section 422 of the Code or nonqualified stock options), stock appreciation rights, restricted stock grants and performance shares. Awards of performance shares and restricted stock may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether

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based on a period of time or based on attainment of specified performance conditions). The terms, conditions and restrictions of each Award shall be set forth in an Award Agreement.

7.       STOCK OPTIONS

         7.1 Grants. Awards may be granted in the form of stock options. Stock options may be incentive stock options within the meaning of Section 422 of the Code or nonqualified stock options (i.e., stock options which are not incentive stock options), or a combination of both, or any particular type of tax-advantaged option authorized by the Code from time to time, and approved by the Committee.

         7.2 Terms and Conditions of Options. An option shall be exercisable in whole or in such installments and at such times and upon such terms as may be determined by the Committee; provided, however, that no stock option shall be exercisable more than ten years after the date of grant thereof. The option exercise price shall be established by the Committee, but such price shall not be less than the Fair Market Value on the date of the stock option's grant subject to adjustment as provided in Section 15 hereof.

         7.3 Restrictions Relating to Incentive Stock Options. Stock options issued in the form of incentive stock options shall, in addition to being subject to all applicable terms, conditions, restrictions and limitations established by the Committee, comply with Section 422 of the Code. Incentive stock options shall be granted only to eligible employees of the Company and its subsidiaries within the meaning of Section 422 of the Code. The aggregate Fair Market Value (determined as of the date the option is granted) of shares with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year (under this Plan or any other plan of the Company which provides for the granting of incentive stock options) may not exceed $100,000 or such other number as may be applicable under the Code from time to time.

         7.4 Payment. Upon exercise, a Participant may pay the option exercise price of a stock option (including, if approved by the Committee, any related tax obligations) in cash, shares of Common Stock that have been held by the Participant for at least six months, or if approved by the Committee and to the extent permitted by applicable law a cashless exercise (i.e. the option exercise price is advanced by the Participant's broker and tendered to the Company), or a combination of the foregoing, or such other consideration as the Committee may deem appropriate, all as determined by and subject to the terms, conditions and restrictions established by the Committee. If the Committee permits accepting Common Stock in payment, it shall establish appropriate methods for accepting such Common Stock and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise a stock option.

         7.5 Additional Terms and Conditions. The Committee may, by way of the Award Agreement, Administrative Policies or otherwise, establish such other terms, conditions or restrictions, if any, on any stock option Award as the Committee deems appropriate, provided they are consistent with the Plan, including but not limited to restrictions on transferability, requirements of continued employment, and conditioning the vesting of stock options on the achievement of financial performance criteria established by the Committee at the time of grant.

         7.6 Interpretation. It is the intent of the Company that nonqualified stock options granted under the Plan not be classified as incentive stock options, that the incentive stock

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options granted under the Plan be consistent with and contain or be deemed to contain all provisions required under Section 422 and the other appropriate provisions of the Code and any implementing regulations (and any successor provisions thereof), and that any ambiguities in construction shall be interpreted in order to effectuate such intent.

8.       STOCK APPRECIATION RIGHTS

         8.1 Grants. Awards may be granted in the form of stock appreciation rights (" SARs"). SARs shall entitle the recipient to receive a payment equal to the appreciation in market value of a stated number of shares of Common Stock from the price stated in the Award Agreement to the Fair Market Value on the date of exercise or surrender. Such payment may be made to the Participant by delivery of such property as the Committee shall determine, including cash, shares of Common Stock or any combination thereof. An SAR may be granted in tandem with all or a portion of a related stock option under the Plan ("Tandem SARs"), or may be granted separately ("Freestanding SARs"); provided, however, that Freestanding SARs shall be granted only to Participants who are foreign nationals or are employed outside of the United States, or both, and as to whom the Committee determines the interests of the Company could not as conveniently be served by the grant of other forms of Awards under the Plan. A Tandem SAR may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option. An SAR may be exercised no sooner than six months after it is granted. In the case of Tandem SARs, the appreciation in value shall be the appreciation from the option exercise price of such related stock option to the Fair Market Value on the date of exercise.

         8.2 Terms and Conditions of Tandem SARs. A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related stock option is exercisable. Upon exercise of a Tandem SAR as to some or all of the shares covered in an Award, the related stock option (to the extent not exercised) shall be cancelled automatically to the extent of the number of SAR's exercised, and such shares shall not thereafter be eligible for grant under Section 5 hereof.

         8.3 Terms and Conditions of Freestanding SARs. Freestanding SARs shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. The base price of a Freestanding SAR shall be determined by the Committee; provided, however, that such price shall not be less than the Fair Market Value on the date of the award of the Freestanding SAR.

         8.4 Deemed Exercise. The Committee may provide that an SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR, if at such time the SAR by its terms is otherwise exercisable and, if so exercised, would result in a payment to the Participant.

         8.5 Additional Terms and Conditions. The Committee may, by way of the Award Agreement, Administrative Policies or otherwise, determine such other terms, conditions or restrictions, if any, on any SAR Award, as the Committee deems appropriate, provided they are consistent with the Plan.

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9.       RESTRICTED STOCK AWARDS

         9.1 Grants. Awards may be granted in the form of restricted stock ("Restricted Stock Awards").

         9.2 Award Restrictions. Restricted Stock Awards shall be subject to such terms, conditions or restrictions as the Committee deems appropriate by way of the Award Agreement, Administrative Policies or otherwise, including, but not limited to, restrictions on transferability and requirements of continued employment, individual performance or the financial performance of the Company. The period of vesting and the forfeiture restrictions shall be established by the Committee at the time of grant, provided that the period of vesting shall not be less than 12 months from the date of grant.

         9.3 Rights as Shareholders. During the period in which any restricted shares of Common Stock are subject to forfeiture restrictions imposed under the preceding paragraph, the Committee may, in its discretion, grant to the Participant to whom such restricted shares have been awarded, all or any of the rights of a shareholder with respect to such shares, including, but not limited to, the right to vote such shares and to receive dividends.

         9.4 Evidence of Award. Any Restricted Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, but not limited to, book entry registration or issuance of a stock certificate or certificates.

10.      PERFORMANCE SHARES

         10.1 Grants. Awards may be granted in the form of units valued by reference to a designated number of shares of Common Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, shares of Common Stock or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter ("Performance Shares").

         10.2 Performance Shares. The Committee may grant an Award of Performance Shares to Participants as of the first day of each Performance Period. Performance Goals will be established by the Committee not later than 90 days after the commencement of the Performance Period relating to the specific Award. At the end of the Performance Period, the Performance Shares shall be converted into Common Stock (or cash or a combination of Common Stock and cash, as determined by the Award Agreement) and distributed to Participants based upon such entitlement. Award payments in respect of Performance Shares made in cash rather than the issuance of Common Stock shall not, by reason of such payment in cash, result in additional shares being available for reissuance pursuant to
Section 5 hereof.

         10.3 Performance Criteria. Notwithstanding anything to the contrary contained in this Section 10, Performance Share Awards shall be made to Executive Officers only in compliance with Section 162(m). Performance criteria used to establish Performance Goals for Performance Share Awards granted to Executive Officers must include one or any combination of the following, which may be measured on either a relative or absolute basis: (i) the Company's return on equity, assets, capital or investment; (ii) pre-tax or after-tax profit levels expressed in earnings per share of the Company or any subsidiary or business segment of the Company; (iii)

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cash flow or similar measure; (iv) total shareholder return; (v) change in the market price of the Common Stock; or (vi) market share. The Performance Goals established by the Committee for each Performance Share Award will specify achievement targets with respect to each applicable performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). To the extent applicable, any such Performance Goals shall be determined in accordance with generally accepted accounting principles. Each Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable Performance Targets. The Performance Goals established by the Committee may be (but need not be) different for each Performance Period and different Performance Goals may be applicable for Awards to different Executive Officers in the same Performance Period. Payment shall be made with respect to a Performance Share Award to an Executive Officer only after the attainment of the applicable Performance Goals has been certified in writing by the Committee.

         10.4 Reductions. The Committee may, at its sole discretion, reduce the amount otherwise payable under the original terms of an outstanding Award of Performance Shares.

         10.5 Dividends. Upon issuance of Performance Shares earned under the Plan, the Company also shall pay to the Participant an amount equal to the aggregate amount of dividends or dividend equivalents that the Participant would have received (but has not yet received) had the Participant been the owner of record of such earned Performance Shares during the Performance Period.

         10.5 Additional Terms and Conditions. The Committee may, by way of the Award Agreement, Administrative Policies or otherwise, determine the manner of payment of Awards of Performance Shares and other terms, conditions or restrictions, if any, on any Award of Performance Shares, as the Committee deems appropriate, provided they are consistent with the Plan, and provided further that the Committee may not exercise its authority to increase the amount otherwise payable under the original terms of an outstanding Award of Performance Shares.

11.      DIRECTORS' RESTRICTED STOCK

         11.1 Grants. Awards may be granted to nonemployee directors only in the form of restricted stock satisfying the requirements of this Section 11 ("Director Restricted Stock"). Subject to Section 15 hereof, on the date following the commencement of the Company's annual meeting of stockholders each year, there shall be granted to each nonemployee director a restricted stock award of 2,000 shares of Common Stock. The grant is subject to the condition that the restricted stock cannot be sold, exchanged, transferred, pledged or otherwise disposed (collectively, "Transfer") prior to the director's departure from the Board of Directors of the Company, other than for cause. However, in order for the grant of restricted stock to meet the requirements of Rule 16b-3 under the Exchange Act, in no event will the director be permitted to Transfer any restricted stock prior to the expiration of six months from the date of the award.

         11.2 Restricted Stock Agreement. Director restricted stock awards shall be evidenced by an Award Agreement, dated as of the date of the grant, which agreement shall be in such form, consistent with the terms and requirements of this Section 11, as shall be approved by the Committee from time to time and executed on behalf of the Company by its chief executive officer.

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         11.3     Terms and Conditions of Director Restricted Stock Award. In
the event of disability or death of a nonemployee director during continued service with the Company, the Transfer restrictions shall lapse and be of no further force or effect and the shares shall be deemed fully vested, unless the date of disability or death occurs prior to the expiration of six months from the date of grant.

         11.4 Transferability. Prior to the lapsing of the Transfer restrictions, no restricted stock shall be transferable by a nonemployee director except pursuant to a qualified domestic relations order (as defined by the Code).

         11.5 Change of Control. In the event of a Change of Control, the restrictions applicable to all shares of restricted stock shall lapse and such shares shall be deemed fully vested.]

12.      DIVIDENDS AND DIVIDEND EQUIVALENTS; DEFERRALS AND DISCLAIMERS

         12.1 If an Award is granted in the form of a Restricted Stock Award, a Freestanding SAR or a stock option, the Committee may choose, at the time of the grant of the Award, to include as part of such Award an entitlement to receive dividends or dividend equivalents that the Participant would receive were the Participant the owner of record of shares of Common Stock subject to such Award from the date of grant, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner and at such time as the Committee shall determine.

         12.2 The Committee may permit Participants to elect to defer the issuance of shares or the settlement of Awards in cash as set out in any Award Agreement or under such Administrative Policies as the Committee may establish. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts or the payment or crediting of dividend equivalents on deferred settlements denominated in shares. With respect to amounts so deferred, within 10 days after the occurrence of a Change of Control, the Company shall: (a) issue stock certificates for any shares credited to a Participant's deferral account, and (b) make a lump sum cash payment to the Participant for any deferred cash Awards and any accrued interest and dividend equivalents.

         12.3 It is recognized that under certain circumstances: (a) payments or benefits provided to a Participant might give rise to an "excess parachute payment" within the meaning of Section 280G of the Code; and (b) it might be beneficial to a Participant to disclaim some portion of the payment or benefit in order to avoid such "excess parachute payment" and thereby avoid the imposition of an excise tax resulting therefrom; and (c) under such circumstances it would not be to the disadvantage of the Company to permit the Participant to disclaim any such payment or benefit in order to avoid the "excess parachute payment" and the excise tax resulting therefrom. Accordingly, the Participant may, at the Participant's option, exercisable at any time or from time to time, disclaim any entitlement to any portion of the payments or benefits arising under this Plan which would constitute "excess parachute payments," and it shall be the Participant's choice as to which payments or benefits shall be so surrendered, if and to the extent that the Participant exercises such option, so as to avoid "excess parachute payments."

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13.      TERMINATION OF EMPLOYMENT

         The Committee shall, by way of the Award Agreement, Administrative Policies or otherwise, determine the entitlement to Awards (if any) of Participants who cease to be employed by either the Company or its subsidiaries due to death, disability, resignation, termination, or retirement pursuant to an established retirement plan or policy of the Company or its subsidiaries.

14.      ASSIGNMENT AND TRANSFER

         The Committee shall, by way of the Award Agreement, Administrative Policies or otherwise, determine the extent to which (if any) the rights and interests of a Participant in an Award under the Plan may be assigned, encumbered or transferred.

15.      ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

         In the event of any change in the outstanding shares of Common Stock by reason of a reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or shares of the Company, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan, the shares issuable pursuant to then outstanding Awards and (if stock options or stock options related to Tandem SARs) their exercise price shall be appropriately adjusted by the Committee, whose determination shall be final.

16.      WITHHOLDING TAXES

         The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by (i) having the Company retain the number of shares of Common Stock, or (ii) tendering the number of shares of Common Stock, in either case, whose Fair Market Value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash, to or by the Participant, as the case may be.

17.      REGULATORY APPROVALS AND LISTINGS

         Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing Restricted Stock Awards or any other Award payable in Common Stock prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (ii) the listing of such shares on the Stock Exchange and (iii) the completion of any registration or other qualification of such shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

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18.      NO RIGHT TO CONTINUED EMPLOYMENT OR GRANTS

         No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to terminate the employment of any Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

19.      CHANGE OF CONTROL

         In the event of a Change of Control, (i) all SARs shall become exercisable in full, (ii) the restrictions applicable to all shares of restricted stock shall lapse and such shares shall be deemed fully vested, (iii) all Performance Share Awards shall be deemed to be earned in full at the target Performance Goal level and (iv) with respect to all outstanding stock options (whether or not exercisable at the time of the Change of Control), the Company shall make payment in cash to each Participant in an amount equal to the excess of the Change of Control Price over the option exercise price multiplied by the number of shares of Common Stock covered by the stock option for each stock option held by such Participant, upon which payment such stock options shall be deemed cancelled. The Company shall make all payments and issue all certificates of Common Stock pursuant to this Section 19 within 10 days after the effective date of the Change of Control.

20.      AMENDMENT

         The terms and provisions of any outstanding Award under the Plan may be modified from time to time by the Committee in its discretion in any manner that it deems appropriate, provided that no such modification that would materially impair the rights of the affected Participant shall be made without such Participant's consent, and provided further that no increase in the amount otherwise payable under the original terms of an outstanding Award of Performance Shares shall be made. The Board may amend, modify, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment or alteration that would materially impair the rights of any Participant under any Award previously granted to such Participant shall be made without such Participant's consent, and provided further no amendment or alteration that would increase the amount otherwise payable under the original terms of an outstanding Award of Performance Shares shall be made. Further, no amendment or alteration to the Plan or modification to the terms and provisions of any outstanding Award under the Plan shall be effective prior to approval by the Company's shareholders to the extent such approval is then required: (a) pursuant to Rule 16b-3 under the Exchange Act in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents); (b) pursuant to Section 162(m); or (c) otherwise by applicable legal requirements or stock exchange rules.

21.      GOVERNING LAW

         The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

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22.      RIGHTS AS SHAREHOLDER

         Except as otherwise provided in the Award Agreement, a Participant shall have no rights as a shareholder until he or she becomes the holder of record.

24.      SEVERANCE PAY

         Unless otherwise specifically provided to the contrary in the relevant program, practice or plan, payments or settlements of Awards received by Participants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating severance pay or separation allowance under the law of any country.

25.      UNFUNDED PLAN

         Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

26.      SUCCESSORS AND ASSIGNS

         The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

27.      EFFECTIVE DATE

         27.1 The Plan shall be effective upon approval by the Board, subject to approval by the holders of a majority of the shares of Common Stock. Subject to earlier termination pursuant to Section 20, the Plan shall have a term of 10 years from its effective date. After termination of the Plan, no future Awards may be granted but previously granted Awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

         27.2 Any Awards made prior to approval by the shareholders of the Company shall be effective when made, but shall be conditioned on, and subject to such approval.

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